                                                                     Exhibit 5.1

       [Letterhead of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.]

                                December 7, 2001

To the Persons Identified on Annex A hereto
                             -------

         Re: FiberNet Telecom Group, Inc.

Ladies and Gentlemen:

         We have acted as counsel to FiberNet Telecom Group, Inc., a Delaware corporation (the "Company"), in connection with the execution and delivery of the Purchase Agreement dated as of the date hereof (the "Purchase Agreement"), between the Company and Purchasers whose names are set forth on Exhibit A thereto (the "Purchasers"). This opinion is furnished to you pursuant to Section 4(l) of the Purchase Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

         In rendering this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction as being true copies of the following documents, all of which are dated of even date herewith unless otherwise noted (the documents listed in items (1) and (2) below are sometimes hereinafter referred to collectively as the "Transaction Documents"):

         1. The Purchase Agreement;

         2. The Certificate of Designation;

         3. A Certificate of the Secretary of the Company delivered to you pursuant to Section 4(n) of the Purchase Agreement; and

         4. Such other agreements, documents, corporate records, certificates and materials as we have deemed necessary for the purposes of the opinions rendered herein.

         We have, with your permission, assumed, without independent investigation or inquiry with respect to any such matter, that:

         (a) Each of the parties (other than the Company) has all requisite power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party; the execution and delivery of such Transaction Documents and the performance of such obligations have been duly authorized by all necessary action on the part of such parties; each of such Transaction documents has been duly executed and delivered by such parties; and

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

December 7, 2001
Page 2


each of such Transaction Documents is the legal, valid and binding obligation of the parties enforceable against such party in accordance with its terms.

         (b) The execution and delivery of the Transaction Documents by any of the parties (other than the Company) and the performance of such parties of their obligations thereunder comply with all laws and regulations that are applicable to such parties and the transactions contemplated by the Transactions Documents.

         (c) The signatures on all documents examined by us are genuine, and, except as to the Company, all entities and individuals executing such documents were duly authorized to execute and deliver such documents.

         (d) The documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals.

         With respect to questions of fact material to the opinions expressed below, we have, with your consent, relied upon certificates of public officials and officers of the Company, in each case without having independently verified the accuracy or completeness thereof. We have also relied upon representations and warranties as to matters of fact contained in the Purchase Agreement and certificates delivered to you in connection with the Purchase Agreement and the transactions contemplated thereby.

         Whenever a statement herein is qualified by "to our knowledge" or a similar phrase, it is intended to indicate that those attorneys in this firm who have actually represented the Company in connection with the transactions contemplated by the Transaction Documents do not have current actual knowledge of the inaccuracy of such statement. However, we have not undertaken any independent investigation to determine the accuracy of any such statement, and no inference that we have any knowledge of any matters pertaining to such statement should be drawn from our representation of the Company.

         No opinion is expressed below with respect to any matter which is determined by the law of any jurisdiction except the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. We express no opinion herein as to (i) any federal law or state securities laws, (ii) any tax laws or (iii) any local, state or federal laws, rules or regulations relating to environmental, antitrust, real property or intellectual property matters. In rendering this opinion, we assume no obligation to revise or supplement our opinions should the present laws, or the interpretation thereof, be changed. Whenever our opinions expressed below refer, either directly or indirectly, to any time or date in the future, our opinions assume that there have been no change of facts, circumstances or laws since the date hereof.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

December 7, 2001
Page 3



         Our opinions as to the enforceability of the Transaction Documents are subject to the further qualifications and limitations that (a) such enforceability may be (i) limited by bankruptcy, insolvency (including, without limitation, fraudulent conveyance and fraudulent transfer), liquidation, probate, conservatorship, reorganization, moratorium and other similar laws from time to time in effect relating to or affecting creditors' rights generally or the collection of debtors' obligations generally and (ii) limited by general equitable principles, including, without limitation, the availability of specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in an action, suit or proceeding in equity or at law) and (b) we express no opinion as to the enforceability of (i) any provision contained in any of the Transaction Documents providing for rights of indemnity and/or contribution to a party against liability for its own wrongful or negligent acts, or where or to the extent such indemnity and/or contribution is contrary to public policy, or (ii) any provision contained in any of the Transaction Documents purporting to waive (or having the effect of waiving) any rights under the constitution or laws of the United States of America or any state. Except as expressly set forth below, we express no opinion regarding federal or state securities or "blue sky" laws, including any anti-fraud statutes, rules or regulations of the United States of America or any other jurisdiction.

         Based upon the foregoing, and subject to the qualifications, exceptions, limitations and assumptions hereinafter set forth, we are of the opinion that:

            1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority (corporate and other) to conduct its business as presently conducted by it and to enter into and perform the Purchase Agreement and to carryout the transactions contemplated thereby. There are no jurisdictions in which, to our knowledge, the nature of the Company's properties or the transaction of its business, makes the Company's qualification to do business as a foreign corporation necessary, except for those jurisdictions in which the Company is qualified, to our knowledge, to do business as a foreign corporation or those jurisdictions in which failure to be so qualified would not have a Material Adverse Effect.

            2. The execution, delivery and performance by the Company of the Purchase Agreement has been duly authorized by all necessary corporate action of the Company, and the Purchase Agreement has been duly executed and delivered by the Company. The Purchase Agreement constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms.

            3. The issuance, sale and delivery of the Preferred Shares and Warrants in connection with the Initial Closing in accordance with the Purchase Agreement have been duly authorized by all necessary corporate action on the part of the Company and, when delivered against payment in full as provided in the Purchase Agreement, and upon exercise in accordance with the provisions of the Warrants, and upon conversion in accordance with the Certificate of

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

December 7, 2001
Page 4


Designation, as the case may be, if currently exercised or converted would be validly issued, fully paid and nonassessable. To our knowledge, the Shares issued in connection with the Initial Closing are free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company. Neither the issuance, sale or delivery of the Shares issued in connection with the Initial Closing is subject to any preemptive right of stockholders of the Company arising under law or the Certificate of Incorporation or By-laws of the Company, each as amended to date.

            4. The execution and delivery of the Purchase Agreement and the Certificate of Designation and the performance by the Company of its obligations thereunder, do not (A) violate any provision of the Certificate of Incorporation or By-laws of the Company, each as amended to date, (B) violate, conflict with or constitute a default under any material contract, commitment, trust or agreement of any kind known to us to which the Company is a party or by which it is bound or (C) violate the Delaware General Corporation Law or any U.S. federal statute, regulation or rule or, to our knowledge, any judgment, decree, writ, order or injunction of any arbitrator, court or governmental authority binding upon the Company.

            5. To our knowledge, there is no action, suit, proceeding or arbitration pending against or threatened against the Company before any court or arbitrator or any governmental body, agency or official which, if adversely determined, is reasonably likely to result in a Material Adverse Effect, or which in any manner questions the validity of the Purchase Agreement and the issuance of the Shares pursuant thereto issued in connection with the Initial Closing.

            6. To our knowledge, all authorizations, consents, approvals and clearances of all governmental agencies and authorities and of third parties required in order to permit the issuance by the Company of the Shares issued in connection with the Initial Closing pursuant to the Purchase Agreement (other than any filings which may be required to be made by the Company with the Commission or Nasdaq National Market subsequent to the Closing) have been obtained.

         With respect to the Initial Closing, the Preferred Shares, the Warrants and the Conversion Shares and Warrant Shares have been registered under the Registration Statement. The Registration Statement has become effective under the Securities Act, and we are not aware of any stop order suspending the effectiveness of the Registration Statement. To our knowledge, no proceedings therefor have been initiated or overtly threatened by the Commission.

         We express no opinion as to any matter other than as expressly set forth above and no other opinion is intended to be implied nor may any be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation hereby and disclaim any obligation to advise you of any change after the date hereof pertaining to any matter referred to herein.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

December 7, 2001
Page 5



         The opinions expressed herein are solely for your benefit in connection with the transactions contemplated by the Purchase Agreement and may not, without our prior written consent, be relied on in any manner or for any purpose by any other person and may not be used, reproduced, circulated, quoted or otherwise referred to for any other purpose.

                         Very truly yours,

                         /s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

December 7, 2001
Page 6


                                                                         Annex A

SDS Merchant Fund, L.P.
 c/o SDS Capital Partners
One Sound Shore Drive
Greenwich, Connecticut 06830

Penny Lane Partners, L.P.
One Palmer Square, 309
Princeton, New Jersey 08542

Alexander Enterprise Holdings Corp.